Exhibit 99.1

FOR IMMEDIATE RELEASE

Global Net Lease Announces Tender Offer

New York, New York, June 2, 2015 – Global Net Lease, Inc. (NYSE: GNL) (“GNL”) (formerly known as American Realty Capital Global Trust, Inc.) announced today that, in conjunction with the listing of its shares of common stock on the New York Stock Exchange, it has commenced a concurrent tender offer to purchase up to 11,904,761 shares of its common stock at a price equal to $10.50 per share (net to the seller in cash, less any applicable withholding taxes and without interest), or up to $125 million worth of common stock.

GNL intends to fund the tender offer with cash on hand and funds available under its existing unsecured revolving credit facility. The tender offer will expire at 12:00 midnight, Eastern Time, on June 29, 2015, unless the tender offer is extended or withdrawn. To tender shares, stockholders must follow the procedures described in the offer to purchase, the letter of transmittal and the other documents related to the tender offer filed with the Securities and Exchange Commission (“SEC”).

About Global Net Lease, Inc.

Global Net Lease, Inc. is a NYSE-listed, Maryland real estate investment trust (REIT) focused on acquiring a diversified global portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant, mission critical income producing net-leased assets across Western Europe and the United States. Additional information about GNL can be found on its website at www.globalnetlease.com.

Important Notice / Forward Looking Statements

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of GNL. The full details of the tender offer, including complete instructions on how to tender shares, are included in the offer to purchase, the letter of transmittal and related materials, which GNL will be distributing to stockholders shortly and filing with the SEC. Stockholders are urged to read carefully the offer to purchase, the letter of transmittal and other related materials when they are available because they contain important information, including the terms and conditions of the tender offer. Stockholders may obtain free copies of the offer to purchase, the letter of transmittal and other related materials filed by GNL with the SEC at the SEC’s website at www.sec.gov or by contacting American National Stock Transfer, LLC, the information agent for the tender offer, at (877) 373-2522 (toll-free).

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions indicate a forward-looking statement, although not all forward-looking statements include these words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of GNL’s Annual Report on Form 10-K filed on April 3, 2015. Further, forward-looking statements speak only as of the date they are made, and GNL undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts

Media Inquiries: Investor Inquiries:

Anthony J. DeFazio SVP of Public Relations DDCworks tdefazio@ddcworks.com Ph: (484-342-3600)	Andrew G. Backman Managing Director Investor & Public Relations abackman@arlcap.com Ph: (212-415-6500)	Scott J. Bowman Chief Executive Officer Global Net Lease, Inc. sbowman@arlcap.com Ph: (212-415-6500)